EXHIBIT 99.1
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                                       125 South Wacker Drive
AMLI RESIDENTIAL                       Suite 3100
                                       Chicago, Illinois 60606

                                       Phone:      312.443.1477
                                       Fax:        312.443.0909
                                       www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE       For More Information, Contact:
October 28, 2003            Robert J. Chapman, Chief Financial Officer
                            (312) 984-6845


             AMLI RESIDENTIAL ANNOUNCES THIRD QUARTER 2003
                OPERATING RESULTS AND DECLARES DIVIDEND

(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the third quarter ended September 30, 2003.


EARNINGS
--------

Funds From Operations ("FFO") for the third quarter 2003 were $14,684,000, or $0.57 per common share, compared to $14,306,000, or $0.56 per common share, for the third quarter 2002, a per share increase of 1.8%. FFO per share is $0.03 higher than First Call's current estimate and $.02 higher than the Company's prior guidance.

FFO for the nine months ended September 30, 2003 was $39,190,000, or $1.57 per share, compared to $46,239,000, or $1.79 per share, for the nine months ended September 30, 2002, a per share decrease of 12.3%. FFO for the nine months ended September 30, 2003 includes a non-cash impairment loss of $1,191,000, or $0.05 per common share, that occurred last quarter, but was not reflected in FFO at the time. Subsequently, the Company restated FFO and AFFO for the quarter ended June 30, 2003 as a result of recent guidance form the Securities and Exchange Commission and in accordance with NAREIT's revised definition of FFO.

Net income for the quarter and the nine months ended September 30, 2003 were $5,935,000 and $12,571,000, respectively, as compared to $17,652,000 and $31,603,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended September 30, 2003 was $0.21, compared to $0.87 for the comparable period of 2002, a decrease of 75.9%. For the nine months ended September 30, 2003, EPS was $0.38 compared to $1.40 for the comparable period of 2002, a decrease of 72.9%. The decreases were primarily attributable to fewer gains on sales of communities, lower community net operating income and the impairment charge noted above.

"AMLI had an excellent quarter," commented Allan J. Sweet, AMLI's President. "We were successful in improving occupancy levels at our communities, helping us to achieve sequential same store total revenue growth across our portfolio for the second consecutive quarter this year. We also were active buying and selling and believe we have improved the overall quality of our portfolio. Looking forward, we also expect to be active in the fourth quarter. Our equity offering was well received by the market, and we were pleased that we could raise the funds in connection with identified investment activity."







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


SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%) for the quarter ended September 30, 2003 versus the prior year's quarter, total community revenue decreased 1.5%, operating expenses increased 2.4%, and net operating income ("NOI") decreased 4.3%. Weighted average occupancy for the quarter was 93.4%, a 2.1% increase compared to last year and a 2.2% increase compared to last quarter, while the weighted average collected revenue per occupied unit of $867 decreased by 4.0% and 1.5% compared to last year and last quarter, respectively.

OTHER OPERATING RESULTS
-----------------------

Total community revenue, including both wholly-owned communities and co-investment communities (at 100%) was $71,895,000 and $210,483,000, respectively, for the quarter and nine months ended September 30, 2003, as compared with $69,305,000 and $204,690,000 for the comparable periods in 2002, a 3.7% and 2.8% increase, respectively.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter and nine months ended September 30, 2003 were $26,138,000 and $72,167,000, respectively, representing an increase of 6.9% and a decrease of 4.6%, respectively, from the same periods last year. EBITDA for the current year's nine months reflects the impairment adjustment described above. Previous quarters' disclosures did not reflect the charge.

THIRD QUARTER ACTIVITIES
------------------------

During the third quarter, AMLI closed on an equity offering of 2,415,000 shares of its common stock issued to the public at $24.40 per share. Net proceeds from the sale were approximately $58.1 million and were used to partially fund the purchase of partnership interests in a number of co-investment joint ventures that AMLI did not already own. The balance of the purchase prices, which was approximately $60 million, was funded under AMLI's primary line of credit and was matched with a like amount of five-year interest rate swaps and caps.

The partnership interests acquired by AMLI during the quarter included those owned by Endowment Realty Investors II, a private REIT managed by Commonfund Realty, in AMLI at Regents Crest, AMLI Creekside and AMLI at Castle Creek, as well as Prudential Real Estate Investors' interests in AMLI at Oakhurst North and AMLI on Spring Mill.

During the quarter, AMLI sold AMLI at Willeo Creek, a 242-unit community in Roswell, Georgia, in which AMLI owned 30%. AMLI received a disposition fee of $325,000 and a promoted interest of $375,000, in addition to approximately $3 million as its share of net sales proceeds. AMLI also received repayment of an approximately $9 million bridge loan that the partnership had borrowed from AMLI earlier this year to repay the maturing first mortgage on the property.

Additionally, one of the Company's subsidiaries recognized a $1,913,000 gain, or $0.05 per common share net of income taxes, from the sale of an apartment community developed by a partnership in which the subsidiary owned an interest.

SUBSEQUENT EVENTS
-----------------

In October, AMLI sold AMLI at Fossil Creek, a 384-unit co-investment community in Ft. Worth, Texas, in which AMLI owned 25%. AMLI received approximately $6.75% million as its share of the net sales proceeds. In addition, AMLI received a disposition fee of $110,000.


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


OUTLOOK
-------

AMLI's current expectation for FFO for the fourth quarter of 2003 is between $.54 and $.56, which means that full year 2003 FFO remains in the range of $2.11 to $2.14 per share (adjusted for the $0.05 impairment change due to the change in the definition of FFO, as described above). AMLI currently expects to provide FFO guidance for 2004 in mid-December.

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on November 18, 2003 to all common shareholders of record as of November 7, 2003 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, October 29, 2003 at 3:30 p.m. ET to review these results. The call may be joined by calling 877-922-1802 - Passcode: AMLI. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website
(www.amli.com/comp/) and at www.streetevents.com.

SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides details of the Company's activities during the quarter. The Third Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs and that we believe may be of interest and use to the investment community.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 24, 25 and 26.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes.

Additional definitions can be found in the Quarterly Supplemental
Information.



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ABOUT AMLI
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The AMLI<registered trademark> portfolio currently includes 73 apartment communities containing 27,905 apartment homes, with an additional 1,817 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.

FORWARD LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on Form 10-K for the year ended December 31, 2002.















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